Exhibit 99.1

PCTEL Declares Regular Quarterly Dividend

BLOOMINGDALE, IL – January 28, 2016 — PCTEL, Inc. (NASDAQ:PCTI), a leader in Performance Critical Telecom solutions, announced today the declaration of its regular quarterly dividend of $.05 per share on its common stock. This dividend will be payable on February 16, 2016 to shareholders of record at the close of business on February 8, 2016.

About PCTEL

PCTEL, a global provider of RF expertise, delivers Performance Critical Telecom solutions to the wireless industry. PCTEL benchmarks and optimizes wireless networks with its data tools, engineering services, and RF products. PCTEL’s antennas and site solutions are vital elements for networks serving SCADA, fleet management, health care, public safety, and education.

PCTEL’s RF Solutions products and services improve the performance of wireless networks globally. PCTEL’s performance critical products include its MXflex®, IBflex®, and EXflex® SeeGull® scanning receivers and related SeeHawk® Touch, SeeHawk® Collect, and SeeWave® tools. PCTEL’s sophisticated engineering services utilize these products as well as SeeHawk™ Analytics.

PCTEL Connected Solutions designs and delivers performance critical antennas and site solutions for public and private wireless networks globally. PCTEL’s performance critical antenna solutions include high rejection and high performance GPS and GNSS products, the industry leading Yagi portfolio, mobile and indoor LTE, broadband, and LMR antennas and PIM-rated antennas for transit, in-building, and small cell applications. We leverage our design, logistics, and support capabilities to deliver performance critical antenna and site solutions into carrier, railroad, utility applications, oil and gas, and other vertical markets.

PCTEL’s products are sold worldwide through direct and indirect channels. For more information, please visit the company’s web sites: pctel.com, antenna.com, or rfsolutions.pctel.com

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For further information contact:

Jack Seller

Public Relations

PCTEL, Inc.

(630)339-2116

jack.seller@pctel.com